UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 2, 2009

PartnerRe Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda
(State or Other Jurisdiction of Incorporation)

001-14536		Not Applicable
(Commission File Number)		(IRS Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke, Bermuda		HM 08
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On March 2, 2009, PartnerRe Ltd. announced that PartnerRe Finance II Inc. (“PartnerRe Finance”), an indirect, wholly-owned subsidiary of PartnerRe Ltd., commenced a cash tender offer (the “Tender Offer”) for any and all of the $250 million 6.440% Fixed-to-Floating Rate Junior Subordinated Capital Efficient Notes due December 1, 2066 (the “Notes”) issued by PartnerRe Finance and fully and unconditionally guaranteed on a subordinated basis by PartnerRe Ltd.  The consideration payable for the Notes is $500 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, the payment date for the Notes purchased in the Tender Offer, which is expected to be the third business day following the Expiration Time (as defined below).

Additional terms and conditions of the Offer are set forth in the Offer to Purchase dated March 2, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”). The Tender Offer will expire at 5:00 p.m., New York City time, on Tuesday, March 10, 2009, unless extended or earlier terminated (the “Expiration Time”).  Under certain circumstances, and as more fully described in the Offer to Purchase, PartnerRe Finance may terminate the Offer before the Expiration Time.  Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time and withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time.  PartnerRe Finance expects to use available cash to pay the purchase price and accrued and unpaid interest for all Notes that it purchases pursuant to the Offer.  The Notes purchased pursuant to the Tender Offer are expected to be cancelled.

A copy of the press release announcing the Tender Offer is filed herewith as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 2, 2009 regarding the Tender Offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PartnerRe Ltd. (Registrant)

Date:	March 2, 2009	By:	/s/ Amanda E. Sodergren
			Name:	Amanda E. Sodergren
			Title:	Chief Legal Counsel

Index to Exhibits

Exhibit No.	Description
99.1	Press Release dated March 2, 2009 regarding the Tender Offer.